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                                                              EXHIBIT (a)(l)(iv)

                              RENT-A-CENTER, INC.

                               OFFER TO PURCHASE
                                    FOR CASH
                   UP TO 2,200,000 SHARES OF ITS COMMON STOCK
                  AT A PURCHASE PRICE NOT GREATER THAN $66.00
                         NOR LESS THAN $60.00 PER SHARE
                       PURSUANT TO THE OFFER TO PURCHASE
                              DATED APRIL 28, 2003
                             CUSIP NO. 76009N 10 0

THE TENDER OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON THURSDAY, JUNE 5, 2003, UNLESS THE TENDER OFFER IS EXTENDED.

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

     Rent-A-Center, Inc., a Delaware corporation ("Rent-A-Center"), has appointed us to act as Dealer Manager in connection with its offer to purchase for cash up to 2,200,000 shares of its common stock, $0.01 par value per share, at a price, net to the seller in cash, without interest, not greater than $66.00 nor less than $60.00 per share, specified by such stockholders, upon the terms and subject to the conditions set forth in its Offer to Purchase dated April 28, 2003 (the "Offer to Purchase") and in the related Letter of Transmittal (the "Letter of Transmittal") which, as amended or supplemented from time to time, together constitute the tender offer. Capitalized terms used herein and not defined herein shall have the meanings given to them in the Offer to Purchase. The description of the tender offer in this letter is only a summary and is qualified by all of the terms and conditions of the tender offer set forth in the Offer to Purchase and Letter of Transmittal.

     Rent-A-Center will determine a single per share price that it will pay for shares properly tendered and not properly withdrawn in the tender offer, taking into account the total number of shares tendered and the prices specified by tendering stockholders. Rent-A-Center will select the lowest purchase price that will allow it to purchase 2,200,000 shares, or such lesser number of shares as are properly tendered and not properly withdrawn, at prices not greater than $66.00 nor less than $60.00 per share. All shares properly tendered at or below the purchase price and not properly withdrawn will be purchased at the purchase price selected by Rent-A-Center, subject to proration provisions. All shares acquired in the tender offer will be acquired at the same purchase price. Rent-A-Center reserves the right, in its sole discretion, to purchase more than 2,200,000 shares in the tender offer, subject to applicable law. Shares tendered at prices in excess of the purchase price and shares not purchased because of proration provisions will be returned to the tendering stockholders at Rent-A-Center's expense. See Section 1 and Section 3 of the Offer to Purchase.

     If the number of shares properly tendered is less than or equal to 2,200,000 shares (or such greater number of shares as Rent-A-Center may elect to purchase pursuant to the tender offer), Rent-A-Center will, on the terms and subject to the conditions of the tender offer, purchase at the purchase price selected by Rent-A-Center all shares so tendered.

     If at the expiration of the tender offer more than 2,200,000 shares (or any such greater number of shares as Rent-A-Center may elect to purchase) are properly tendered at or below the purchase price selected by Rent-A-Center, Rent-A-Center will buy shares first, from all stockholders owning beneficially or of record an aggregate of fewer than 100 shares (not including any shares held in Rent-A-Center's 401(k) Plan) who properly tender all their shares at or below the purchase price selected by Rent-A-Center and do not properly withdraw them before the expiration date; second, on a pro rata basis from all other stockholders (including
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participants in Rent-A-Center's 401(k) Plan) who properly tender shares at or below the purchase price selected by Rent-A-Center, subject to any conditional tenders; and third, only if necessary to permit Rent-A-Center to purchase 2,200,000 shares, from holders who have tendered shares subject to the condition that a specified minimum number of the holder's shares be purchased if any shares are purchased in the tender offer as described in Section 6 of the Offer to Purchase (for which the condition was not initially satisfied, and provided such holders have tendered all of their shares) by random lot, to the extent feasible. See Section 1 and Section 6 of the Offer to Purchase.

     THE TENDER OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE TENDER OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE
SECTION 7 OF THE OFFER TO PURCHASE.

     Rent-A-Center's directors and executive officers have indicated that they do not intend to tender any shares in the tender offer. Rent-A-Center has entered into an agreement with certain of its stockholders to purchase at the final tender offer price a portion of their shares following completion of the tender offer. See Section 12 of the Offer to Purchase.

     For your information and for forwarding to those of your clients for whom you hold shares registered in your name or in the name of your nominee, we are enclosing the following documents:

     1. The Offer to Purchase;

     2. The Letter of Transmittal for your use and for the information of your clients, together with the accompanying Substitute Form W-9;

     3. A letter to the stockholders of Rent-A-Center dated April 28, 2003, from the President and Chief Operating Officer of Rent-A-Center;

     4. A letter to clients that you may send to your clients for whose accounts you hold shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the tender offer; and

     5. A return envelope addressed to Mellon Investor Services LLC, as Depositary for the tender offer.

     YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE TENDER OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON THURSDAY, JUNE 5, 2003, UNLESS THE TENDER OFFER IS EXTENDED.

     For shares to be tendered properly pursuant to the tender offer the certificates for such shares, or confirmation of receipt of such shares pursuant to the procedure for book-entry transfer set forth in Section 3 of the Offer to Purchase, together with (a) a properly completed and duly executed Letter of Transmittal including any required signature guarantees, (b) an Agent's Message (as described in Section 3 of the Offer to Purchase) in the case of a book-entry transfer or (c) the specific acknowledgement in the case of a tender through the Automated Tender Offer Program (as described in Section 3 of the Offer to Purchase) of the Book-Entry Transfer Facility, and any other documents required by the Letter of Transmittal, must be received before 5:00 p.m., New York City time, on the expiration date by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase.

     THERE ARE NO GUARANTEED DELIVERY PROCEDURES ASSOCIATED WITH THE TENDER
OFFER.

     Rent-A-Center will not pay any fees or commissions to brokers, dealers, commercial banks or trust companies or other nominees (other than fees to the Dealer Manager and the Information Agent as described in Section 16 of the Offer to Purchase) for soliciting tenders of shares pursuant to the tender offer. Rent-A-Center will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies or other nominees for customary mailing and handling expenses incurred by them in forwarding the tender offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of Rent-A-Center, the Dealer Manager, the Information Agent or the Depositary for purposes of the tender offer. Rent-A-Center
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will pay or cause to be paid all stock transfer taxes, if any, on its purchase of the shares except as otherwise provided in the Offer to Purchase or Instruction 8 in the Letter of Transmittal.

     Any questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and addresses set forth on the back cover of the Offer to Purchase. You may request additional copies of enclosed materials and direct questions and requests for assistance to the Information Agent, D. F. King & Co., Inc. at: (800) 431-9642.

                                          Very truly yours

                                          LEHMAN BROTHERS INC.

Enclosures

     NOTHING CONTAINED IN THIS DOCUMENT OR IN THE ENCLOSED DOCUMENTS WILL MAKE YOU OR ANY OTHER PERSON AN AGENT OF RENT-A-CENTER, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE TENDER OFFER OTHER THAN THE DOCUMENTS ENCLOSED AND THE STATEMENTS CONTAINED IN THOSE DOCUMENTS.